Exhibit 99.1

PRESS RELEASE

Media Contact: Terri Deuel Internet Commerce Corporation 678-533-8003

INTERNET COMMERCE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR

FIRST QUARTER FISCAL 2007

Norcross, Georgia — December 14, 2006 — Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal first quarter 2007.

“ICC has reported exceptional first quarter fiscal 2007 results with growth and profitability,” said Thomas Stallings, chief executive officer of ICC. “We now have the resources to invest in sales, marketing, infrastructure and product innovations. During fiscal 2007, we will strengthen our organization, business model and market position by investing in our business and people. We will continue to drive strong performance through acquisitions and organic growth while maintaining an unrelenting focus on cost control.”

First Quarter Fiscal Year 2007 Results

First quarter revenue from continuing operations in fiscal 2007 was approximately $5.8 million, up 16% compared with our first quarter of fiscal 2006 revenues of approximately $5.0 million. The Company’s total gross profit margin from continuing operations improved to 68% in first quarter fiscal 2007 from 62% in the first quarter of last fiscal year.

In the EC Solutions segment, comprised of the ICC.NET™ Value Added Network, browser-based and hosted applications and desktop software, first quarter revenues from continuing operations were approximately $3.94 million, up 22% from approximately $3.21 million in the fiscal 2006 period. This revenue represented 68% of consolidated revenue in the first quarter compared to 64% of consolidated revenue in the fiscal 2006 period. Revenues from the EC Services segment, comprised of the EC Service Center, managed services and professional services, were approximately $1.87 million, up 3.7% from approximately $1.80 million in the first quarter of fiscal 2006. This revenue represented 32% of consolidated revenue in the first quarter compared to 36% of consolidated revenue in the fiscal 2006 period.

Total expenses from continuing operations increased 21.7% in first quarter fiscal 2007 from the prior-year period to $5.21 million from $4.28 million. The increase in expenses during the quarter was primarily driven by the acquisition of ENABLE Corporation. Net income was approximately $575,000 compared with a net income of approximately $723,000 a year ago. Basic and diluted earnings per common share from continuing operations was $0.02 compared with a basic and diluted earnings of $0.03 per common share in the same period of fiscal 2006.

The Company ended first quarter fiscal 2007 with approximately $7.93 million of cash on hand, up from approximately $6.99 million at the end of fiscal 2006. The balance sheet remains strong with current assets ending at approximately $12.57 million and current liabilities at approximately $2.39 million. The Company believes it is well positioned to take advantage of acquisition and other investment opportunities.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (ICC), headquartered in Norcross, GA, is a leader in business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities. For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except for share and per share amounts)

	Three Months Ended
	October 31,
	2006	2005

Service revenues	$5,808	$5,018

Expenses:

Cost of services	1,859	1,906
Product development and enhancement	717	103
Selling and marketing	520	415
General and administrative	2,109	1,854
	5,205	4,278

Operating income	603	740

Other income (expense):
Interest and investment income	82	26
Interest expense	(21)	(36)
Other income (expense)	(22)	17
	39	7

Income before provision for income taxes	642	747

Provision for income taxes, current	67	24

Net Income	575	723

Dividends on preferred stock	(101)	(100)

Net income attributable to common stockholders	$474	$623

Basic income per common share	$0.02	$0.03
Diluted income per common share	$0.02	$0.03

Anti-dilutive stock options and warrants outstanding	1,075,498	3,108,137
Weighted average number of common shares outstanding - basic	22,716,466	19,510,748
Weighted average number of common shares outstanding – diluted	24,974,611	21,536,286

INTERNET COMMERCE CORPORATION

Consolidated Balance Sheets

(in thousands)

	October 31,		July 31,
	2006		2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,933		$6,989
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $532 and $458, respectively	4,211		3,631
Prepaid expenses and other current assets	422		462
Total current assets	12,566		11,082

Restricted cash	433		433
Property and equipment, net	1,051		1,113
Goodwill	6,169		6,148
Other intangible assets, net	4,470		4,830
Other assets	40		38
Total assets	$24,729		$23,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$426		$662
Accrued expenses	977		575
Accrued dividends – preferred stock	333		232
Deferred revenue	249		262
Lease liability from acquisition	273		250
Other current liabilities	130		116
Total current liabilities	2,388		2,097

Long-term lease liability from acquisition	906		967
Total liabilities	3,294		3,064

Stockholders’ Equity:
Preferred stock		*		*
Common stock	227		227
Additional paid-in capital	103,323		103,043
Accumulated deficit	(82,115)		(82,690)
Total stockholders’ equity	21,435		20,580

Total liabilities and stockholders’ equity	$24,729		$23,644

* less than 1,000